Exhibit 99.1

NEWS RELEASE

May 9, 2008 – NASDAQ: FARM

Farmer Bros. Reports Net Loss Per Share of $0.19

TORRANCE, Calif.—(BUSINESS WIRE) – May 9, 2008 – Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss for its third fiscal quarter ended March 31, 2008 of $2.7 million or $0.19 per diluted share, compared with net income in last year’s third quarter of $1.5 million or $0.11 per share.

The Company reported revenues in the third quarter of $67.3 million, up 23.5% from $54.5 million in last year’s third quarter. Most of the gain – approximately 70% in the third quarter and 74% in the first nine months of the fiscal year – reflected the additional revenue from Coffee Bean Intl. (CBI), which the Company acquired in April 2007. The revenue growth also reflects a 27% increase in units sold over the same period last year, as well as price increases relating to higher prices for commodities such as green coffee.

The Company’s gross profit margin decreased to 53% compared with 58% in the prior year’s third quarter. The Company’s gross profit grew to $35.8 million from last year’s $31.7 million, and about one-third of this 13% increase was attributable to CBI. The decrease in the gross margin also reflected a portion of the higher prices for commodities, fuel costs and packaging supplies that the Company did not pass along to customers.

Selling, general and administrative expenses for the third quarter increased 8% to $36.8 million. This increase was primarily associated with CBI’s operating expenses and the amortization of acquisition costs.

The Company’s operating loss in the third quarter decreased 55% to $1.0 million compared with $2.2 million in the same quarter of 2007.  In the first nine months of fiscal 2008, the Company’s operating loss decreased 29% from the same period in 2007.

“Sales and operating results in the third quarter reflected positively on our continuing efforts to strengthen the Farmer Brothers’ brand and effectively use our manufacturing resources to support the growth of CBI and our national account business,” said Rocky Laverty, President and CEO. “Revenue growth in all of our operating divisions, despite a difficult economic environment, is the result of these initiatives.  We believe that this growth will, in the future, provide the base to leverage our distribution and manufacturing assets leading to increased operating profit.”

The Company also reported Other Net Losses in the third quarter of $3.8 million, as compared with Other Net Income of $0.3 million in last year’s third quarter. This net unrealized loss primarily reflects the accounting effects on the Company’s interest-bearing investments of the volatility in the sub-prime mortgage securities market. Although the Company has no direct exposure to sub-prime mortgages and made no substantial sales of its investments in the quarter, the mark-to-market accounting treatment of its investments reflects the current trends in credit and stock market volatility. The Company continues to hold much of its cash equivalents in a diversified portfolio of investment grade preferred stock, typically issued by banks and utilities.

In this quarter the Company began to report its per share earnings and losses on both a basic and a diluted basis, reflecting the implementation of the stock-based compensation plan that shareholders approved on Dec. 6, 2007. Prior to the adoption of this plan, the Company had no stock-based compensation plan.

The Company ended the third fiscal quarter with cash and short-term investments of $142.1 million compared with $149.0 million at the end of the second quarter and $170.6 million on June 30, 2007. These changes primarily reflect additions to inventory and expenditures for fixed assets, led by expenditures related to CBI.

The Company also reported the following operational highlights during the quarter:

•                  Coffee Bean International, a wholly owned subsidiary based in Portland, Ore. and one of the nation’s leading specialty coffee roasters and wholesalers, began construction of a new facility in Portland that will increase its production capacity and efficiency so it can meet growing demand. The Company expects the costs of this relocation and expansion to be about $15 million, and has committed $9.6 million for the construction through April 2008. CBI plans to begin relocating to the new facility in the first quarter of fiscal 2009.

•                  Combined efforts of the Farmer Brothers (FBC) and CBI marketing and sales teams continue to broaden our customer base and utilize the combined resources of the two companies.  For example, FBC is now producing coffee in its Torrance plant to serve a major new national CBI customer.

•                  Farmer Bros. remains on schedule to implement its new enterprise resource management system throughout the sales and distribution organization by the end of fiscal 2008. This is part of the multi-year computer system upgrade that was designed to help employees be more efficient and effective in serving customers.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI Acquisition, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this press release and the quarterly reports filed by the Company on Form 10-Q and the annual report filed by the Company on Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Net sales	$67,276	$54,382	$199,576	$158,122
Cost of goods sold	31,498	22,718	90,656	65,895
Gross profit	$35,778	$31,664	$108,920	$92,227
Selling expenses	30,311	26,094	89,388	76,888
General and administrative expenses	6,471	7,817	22,272	19,183
Operating expenses	$36,782	$33,911	$111,660	$96,071
(Loss) income from operations	$(1,004)	$(2,247)	$(2,740)	$(3,844)
Other (expense) income
Dividend income	965	974	3,042	2,916
Interest income	776	1,491	2,999	4,408
Other, net (expense) income	(3,754)	318	(11,816)	2,009
Total other (expense) income	$(2,013)	$2,783	$(5,775)	$9,333
(Loss) income before taxes	(3,017)	536	(8,515)	5,489
Income tax (benefit) expense	(307)	(976)	(4,624)	11
Net (loss) income	$(2,710)	$1,512	$(3,891)	$5,478
Earnings per share:
Basic	$(0.19)	$0.11	$(0.27)	$0.39
Diluted	$(0.19)	$0.11	$(0.27)	$0.39
Weighted average shares
Basic	14,313,274	14,138,358	14,255,374	14,078,135
Diluted	14,455,974	14,138,358	14,398,074	14,078,135

Dividends declared per share	$0.115	$0.110	$0.345	$0.330

CONTACT: Abernathy MacGregor Group

Jim Lucas, 213-630-6550